Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR
THIRD QUARTER 2021 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Thursday, November 4, 2021) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced operational and financial results for the three months ended September 30, 2021 and declared a quarterly cash dividend of $0.24 per common share.

•Reported net earnings of $1.5 million, or $0.36 per diluted common share, on revenues of $568.2 million for the third quarter of 2021, compared to $3.1 million, or $0.72 per diluted common share, on revenues of $266.9 million for the third quarter of 2020.

•Generated net cash provided by operating activities of $12.1 million for the third quarter of 2021, versus net cash used in operating activities of $19.6 million for the third quarter of 2020. The increase was primarily driven by changes in working capital due to an increase in the market price of crude oil.

•Reported adjusted net earnings of $1.8 million, or $0.41 per diluted common share, for the third quarter of 2021, compared to $2.5 million, or $0.60 per diluted common share, for the third quarter of 2020.

•Produced adjusted cash flow for the third quarter of 2021 of $7.3 million versus $10.3 million for the third quarter of 2020.

Adjusted net earnings, adjusted earnings per diluted common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables later in this release.

Additional Highlights for Q3 2021

•Grew its cash and cash equivalents position to $95.6 million at September 30, 2021, which represented a 143% increase from $39.3 million at December 31, 2020.

•Increased its financial flexibility with liquidity of $122.1 million at September 30, 2021, including cash and cash equivalents and $26.5 million available under the Company’s $40.0 million Credit Agreement.

•Adam’s crude oil marketing subsidiary, GulfMark Energy, Inc. (“GulfMark”), marketed 91,941 barrels per day (“bpd”) of crude oil during the third quarter of 2021, compared to 90,896 bpd during the third quarter of 2020 and 89,585 bpd during the second quarter of

2021. GulfMark held 340,276 barrels of crude oil inventory at September 30, 2021, compared to 421,759 barrels at December 31, 2020.

•The collective fleet of Service Transport Company (“Service Transport”), Adams’ liquid chemicals, pressurized gases, asphalt and dry bulk transportation subsidiary, traveled 6.93 million miles during the third quarter of 2021, versus 7.63 million miles during the third quarter of 2020 and 7.25 million miles during the second quarter of 2021. Contributing to the third quarter year-over-year decrease in miles traveled was the temporary reduction of activity levels in Louisiana due to the impacts of Hurricane Ida. This was partially offset by increased activity related to the June 2020 purchase of assets from CTL Transportation, which added new services and product lines for the Company’s new and existing customers in new markets in Florida, Georgia, Illinois, Missouri and Ohio.

•Adams’ crude oil pipeline and storage segment, which was established following the purchase of the Victoria Express Pipeline System (“VEX Pipeline System”) in October 2020, further expanded its scope of operations during the third quarter of 2021. Pipeline throughput increased to 9,759 bpd from 7,876 bpd for the second quarter of 2021, and terminalling volumes grew to 9,159 bpd for the third quarter of 2021 from 8,106 bpd for the second quarter of 2021.

Kevin J. Roycraft, Adams’ Chief Executive Officer, commented, “We are pleased with the operational and financial performance of both GulfMark and Service Transport during the third quarter of 2021. GulfMark continued to be a steady performer during the period while Service Transport’s improved efficiencies overcame some of the operational disruptions from Hurricane Ida. Looking at our pipeline and storage segment, we remain pleased with the performance of the VEX Pipeline System that was acquired in October of last year as we produced another quarter of positive cash flow.”

Capital Investments and Dividends

During the third quarter of 2021, the Company spent capital of $6.3 million for tractors and other field equipment. In addition, Adams paid dividends of $1.0 million, or $0.24 per common share.

Adams’ Board of Directors has declared a quarterly cash dividend for the third quarter of 2021 of $0.24 per common share, payable on December 17, 2021, to shareholders of record as of December 3, 2021. Adams’ has consistently paid a dividend since 1994.

Outlook

Mr. Roycraft continued, “As we look to the remainder of this year and into 2022, we believe we are well positioned to execute on additional targeted initiatives to drive increased efficiencies designed for further leverage on our recently acquired assets and diversify our service offerings for the benefit of our customers. We also look forward to leveraging additional opportunities to prudently expand our business through prudent acquisitions as we have done so successfully in the past.”

“We believe our strong financial position remains a key differentiator for Adams as we operate in a continued positive operating backdrop moving into 2022,” Mr. Roycraft concluded. “As important is our best-in-class team of employees that remain squarely focused on ensuring our customers receive unparalleled service quality and reliability. I look forward to continuing to work closely with our dedicated team as we strive to take the Company to new heights and drive incremental long-term value to our shareholders.”

Use of Non-GAAP Financial Measures

This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net earnings and adjusted earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management believes these measures are useful indicators of the financial performance of our business and uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities, earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do. The non-GAAP financial measures are defined and reconciled in the financial tables below.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is engaged in crude oil marketing, transportation, terminalling and storage and tank truck transportation of liquid chemicals and dry bulk through its subsidiaries, GulfMark Energy, Inc., Service Transport Company, Victoria Express Pipeline, LLC and GulfMark Terminals, LLC. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, and any other risk factors included in Adams’ reports filed with the Securities and Exchange Commission. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Marketing	$543,228	$245,184	$1,310,343	$722,546
Transportation	24,826	21,720	69,558	50,121
Pipeline and storage	127	—	515	—
Total revenues	568,181	266,904	1,380,416	772,667

Costs and expenses:
Marketing	537,362	237,479	1,285,650	721,798
Transportation	19,605	17,105	56,143	41,178
Pipeline and storage	562	—	1,594	—
General and administrative	3,502	1,405	9,839	7,030
Depreciation and amortization	4,849	4,859	14,703	13,610
Total costs and expenses	565,880	260,848	1,367,929	783,616

Operating earnings (losses)	2,301	6,056	12,487	(10,949)

Other income (expense):
Interest and other income	37	105	233	614
Interest expense	(178)	(70)	(602)	(288)
Total other (expense) income, net	(141)	35	(369)	326

Earnings (losses) before income taxes	2,160	6,091	12,118	(10,623)
Income tax (provision) benefit	(614)	(3,018)	(3,055)	5,772

Net earnings (losses)	$1,546	$3,073	$9,063	$(4,851)

Earnings (losses) per share:
Basic net earnings (losses) per common share	$0.36	$0.72	$2.13	$(1.14)
Diluted net earnings (losses) per common share	$0.36	$0.72	$2.12	$(1.14)

Dividends per common share	$0.24	$0.24	$0.72	$0.72

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$95,634	$39,293
Restricted cash	6,788	12,772
Accounts receivable, net of allowance for doubtful accounts	130,169	99,799
Accounts receivable – related party	5	—
Inventory	24,362	19,336
Derivative assets	1,005	61
Income tax receivable	6,189	13,288
Prepayments and other current assets	1,509	2,964
Total current assets	265,661	187,513

Property and equipment, net	90,739	94,134
Operating lease right-of-use assets, net	7,551	8,051
Intangible assets, net	3,509	4,106
Other assets	2,965	2,383
Total assets	$370,425	$296,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$154,860	$85,991
Derivative liabilities	964	52
Current portion of finance lease obligations	4,028	4,112
Current portion of operating lease liabilities	2,201	2,050
Other current liabilities	13,084	22,343
Total current liabilities	175,137	114,548
Other long-term liabilities:
Long-term debt	8,000	—
Asset retirement obligations	2,359	2,308
Finance lease obligations	10,434	11,507
Operating lease liabilities	5,353	6,000
Deferred taxes and other liabilities	11,060	12,732
Total liabilities	212,343	147,095

Commitments and contingencies

Shareholders’ equity	158,082	149,092
Total liabilities and shareholders’ equity	$370,425	$296,187

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	September 30,
	2021	2020
Operating activities:
Net earnings (losses)	$9,063	$(4,851)
Adjustments to reconcile net earnings (losses) to net cash
provided by (used in) operating activities:
Depreciation and amortization	14,703	13,610
Gains on sales of property	(532)	(985)
Provision for doubtful accounts	(3)	(27)
Stock-based compensation expense	641	453
Deferred income taxes	(1,664)	(1,503)
Net change in fair value contracts	(32)	(3)
Changes in assets and liabilities:
Accounts receivable	(30,367)	(93)
Accounts receivable/payable, affiliates	(5)	153
Inventories	(5,026)	10,465
Income tax receivable	7,099	(1,782)
Prepayments and other current assets	1,455	142
Accounts payable	68,766	(70,082)
Accrued liabilities	770	4,396
Other	(636)	17
Net cash provided by (used in) operating activities	64,232	(50,090)

Investing activities:
Property and equipment additions	(9,929)	(3,589)
Asset acquisition	—	(9,163)
Proceeds from property sales	1,886	2,282
Insurance and state collateral refunds	—	1,127
Net cash used in investing activities	(8,043)	(9,343)

Financing activities:
Borrowings under Credit Agreement	8,000	—
Principal repayments of finance lease obligations	(3,240)	(1,677)
Payment for financed portion of VEX acquisition	(10,000)	—
Net proceeds from sale of equity	2,504	—
Payment of contingent consideration liability	—	(111)
Dividends paid on common stock	(3,096)	(3,063)
Net cash used in financing activities	(5,832)	(4,851)

Increase (Decrease) in cash and cash equivalents, including restricted cash	50,357	(64,284)
Cash and cash equivalents, including restricted cash, at beginning of period	52,065	122,255
Cash and cash equivalents, including restricted cash, at end of period	$102,422	$57,971

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Reconciliation of Adjusted Cash Flow to
Net Earnings (Losses):
Net earnings (losses)	$1,546	$3,073	$9,063	$(4,851)
Add (subtract):
Income tax (benefit) provision	614	3,018	3,055	(5,772)
Depreciation and amortization	4,849	4,859	14,703	13,610
Gains on sales of property	(267)	(845)	(532)	(985)
Stock-based compensation expense	224	149	641	453
Early retirement and terminations costs	—	—	—	431
Inventory liquidation gains	—	—	(10,282)	—
Inventory valuation losses	311	12	—	18,196
Net change in fair value contracts	(7)	9	(32)	(3)
Adjusted cash flow	$7,270	$10,275	$16,616	$21,079

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Adjusted net (losses) earnings and (losses)
earnings per common share (Non-GAAP):
Net earnings (losses)	$1,546	$3,073	$9,063	$(4,851)
Add (subtract):
Gains on sales of property	(267)	(845)	(532)	(985)
Stock-based compensation expense	224	149	641	453
Early retirement and terminations costs	—	—	—	431
Net change in fair value contracts	(7)	9	(32)	(3)
Inventory liquidation gains	—	—	(10,282)	—
Inventory valuation losses	311	12	—	18,196
Tax effect of adjustments to earnings (losses)	(55)	142	2,142	(3,799)
Adjusted net earnings	$1,752	$2,540	$1,000	$9,442

Adjusted earnings per common share	$0.41	$0.60	$0.23	$2.23

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Reconciliation of Adjusted Cash Flow to Net Cash Provided by (Used in) Operating Activities:
Net cash provided by (used in) operating activities	$12,125	$(19,631)	$64,232	$(50,090)
Add (subtract):
Income tax provision (benefit)	614	3,018	3,055	(5,772)
Deferred income taxes	28	(31)	1,664	1,503
Provision for doubtful accounts	1	3	3	27
Early retirement and terminations costs	—	—	—	431
Inventory liquidation gains	—	—	(10,282)	—
Inventory valuation losses	311	12	—	18,196
Changes in assets and liabilities	(5,809)	26,904	(42,056)	56,784
Adjusted cash flow	$7,270	$10,275	$16,616	$21,079

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